Exhibit 8.1

HORIZON QUANTUM HOLDINGS PTE. LTD.
9 Straits View
#06-07, Marina One West Tower
Singapore 018937

Attention: The Board of Directors

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
VRJ/Opinion	N/A	14 January 2026	1/3

Dear Sirs

HORIZON QUANTUM HOLDINGS PTE. LTD. (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM F-4

1.	Introduction

We have acted as Singapore legal advisers to Horizon Quantum Holdings Pte. Ltd., a private company limited by shares incorporated under the laws of the Republic of Singapore in connection with the registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on 14 January 2026, as amended (the “Registration Statement”), relating to a business combination provided for in the State of New York law governed business combination agreement dated 9 September 2025 (the “Business Combination Agreement”) entered into between the Company, (i) dMY Squared Technology Group, Inc., a Massachusetts corporation (the “DMY”), (ii) Horizon Quantum Computing Pte. Ltd., a Singapore private company limited by shares (“Horizon”), (iii) Rose Acquisition Pte. Ltd., a Singapore private company limited by shares and wholly-owned subsidiary of Holdco (“Merger Sub 1”), (iv) Horizon Merger Sub 2, Inc., a Massachusetts corporation and wholly-owned subsidiary of Holdco (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), and the following related transactions in connection with the Business Combination Agreement (the “Transaction”):

(a)	the issue of up to 24,166,557 new Class A ordinary shares in the capital of the Company credited as fully paid up to the shareholders of Horizon and the shareholders of DMY and 19,953,321 new Class B ordinary shares in the capital of the Company credited as fully paid up to Dr. Joseph Francis Fitzsimmons pursuant to the terms of the Business Combination Agreement and as a result of the consummation of the (i) amalgamation of Merger Sub 1 with and into Horizon in accordance with Section 215A of the Companies Act 1967 of Singapore (the “Companies Act”), with Horizon being the surviving company, continuing its existence under the Companies Act as a direct wholly-owned subsidiary of the Company; and (ii) the merger of Merger Sub 2 with and into DMY in accordance with the Massachusetts Business Corporation Act (the “SPAC Merger”), with DMY surviving as a wholly-owned subsidiary of the Company; and

(b)	the assignment by DMY and assumption by the Company of (i) an aggregate of up to 2,884,660 private placement warrants issued by DMY (the “SPAC Private Warrants”), each SPAC Private Warrant entitling the holder thereof to purchase one Class A common stock of DMY, par value USD0.0001 per share, at an exercise price of USD11.50 per share, subject to adjustment, and (ii) an aggregate of up to 3,159,500 warrants sold by DMY in its initial public offering (the “SPAC Public Warrants” and, together with the SPAC Private Placement Warrants, the “SPAC Warrants”), each SPAC Public Warrant entitling the holder thereof to purchase one Class A common stock of DMY, par value USD0.0001 per share, at an exercise price of USD11.50 per share, subject to adjustment, with each SPAC Warrant that is outstanding and unexercised, upon consummation of the SPAC Merger, being exchanged for a corresponding warrant to be issued by the Company, aggregating up to 6,044,160 warrants, exercisable for new Class A ordinary shares in the capital of the Company instead of Class A common stock of DMY.

We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2.	Scope

2.1.	This opinion relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore courts (“Applicable Laws”) and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore.

2.2.	This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after this date, which may affect this opinion in any respect.

3.	Opinion.

3.1.	Subject to the assumptions, qualifications and limitations set out herein, the statements made in the Registration Statement under the heading “Material Singapore Tax Considerations”, in so far as such statements purport to describe or summarise certain provisions of Singapore tax laws referred to therein, based on the assumptions of facts, and subject to the limitations, set forth therein, are accurate descriptions or summaries in all material respects.

4.	Qualifications

4.1.	Our opinions expressed in this letter are subject to the following further qualifications:

(a)	this opinion is given only in respect of the tax laws of Singapore which are in force on the date of this opinion and this opinion is to be governed and interpreted in accordance with such laws and the courts of Singapore have exclusive jurisdiction to settle any dispute or claim arising out of or in connection herewith (including any non-contractual disputes or claims);

(b)	the tax laws of Singapore referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(c)	this opinion is issued based on our understanding of the tax laws of Singapore. For matters not explicitly provided under the tax laws of Singapore, the interpretation, implementation and application of the specific requirements under the tax laws of Singapore are subject to the final discretion of competent Singapore legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will ultimately take a view that is not contrary to our opinion stated above;

(d)	this opinion is strictly limited to the matters stated in it and does not apply by implication to other matters. We have made no investigation into, and do not express or imply any views on, the laws of any country other than Singapore. Except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence and absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this opinion.

4.2.	No qualification specified above or any other part of this opinion letter is limited by reference to any other qualification.

5.	We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

6.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

7.	This opinion is only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person’s purposes, and is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the Transaction, the Registration Statement or otherwise, including without limitation any other documents which may be executed and delivered in connection with any transaction contemplated thereunder. Further, except for the purposes of filing this opinion with the Commission as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable), or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ Rajah & Tann Singapore LLP
Rajah & Tann Singapore LLP

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